Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF INCORPORATION

The undersigned, for the purpose of amending the Certificate of Incorporation of Gold Party Payday, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies:

FIRST:  That at a meeting of the Board of Directors of Gold Party Payday, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended by changing Article One thereof so that, as amended, said Article shall be and read as follows:

“FIRST: The name of the corporation is CANADIAN CANNABIS CORP.”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, in accordance with Section 228 of the General Corporation Law of the State of Delaware, stockholders holding the necessary number of shares as required by statute voted in favor of the amendment by execution of a written consent in lieu of a meeting of the stockholders.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned being the President for the Corporation has caused this Certificate of Amendment to be signed this 16th day of July, 2014.

/S/ Benjamin Ward
Benjamin Ward
President